EXHIBIT 11.1

                          VACATION BREAK U.S.A., INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                        FOR THE YEAR ENDED DECEMBER 31,

                                                     1996               1995
                                             ---------------------   ---------
                                                          Fully
                                              Primary     Diluted    Proforma
                                             ---------   ---------   ---------

Actual number of common shares outstanding   8,593,724   8,593,724   8,300,000
                                             ---------   ---------   ---------
Weighted average number of common
  shares issued and outstanding              8,572,934   8,572,934   6,524,658
Common stock equivalents computed under
  the Treasury Stock method                    270,313     518,917           -
                                             ---------   ---------   ---------
                                             8,843,247   9,091,851   6,524,858
                                             ---------   ---------   ---------
Net income                                  $7,239,715  $7,239,715  $5,845,455
                                             ---------   ---------   ---------
Net income per share                        $     0.82  $     0.80  $     0.90
                                             ---------   ---------   ---------